Exhibit 10.2
Rayonier Inc.
Non-Employee Director Compensation
Election to Receive Shares in Lieu of Cash

Deadline for 2025 Compensation Elections:
To apply to compensation payable during the 2025 calendar year, this election must be received by Rayonier’s Corporate Secretary department no later than December 16, 2024.

Election to Receive Shares:
[ ]     I hereby elect to receive 100% of my Cash Retainer(s) due to me at the end of February, May, August, and November in the form of shares of Rayonier Inc. common stock (“Shares”) of equivalent value.

Details for Share Issuance:

Type of Shares: Shares issued in lieu of Cash Retainers will be fully vested and unrestricted shares of common stock issued under the 2023 Rayonier Incentive Stock Plan (the “Plan”).

Number of Shares: The number of Shares paid will be calculated by dividing the dollar amount of each Cash Retainer by the Fair Market Value, as defined in the Plan (FMV), of a share on the quarterly payment date, rounded down to the nearest whole share.

Understanding and Acknowledgement:
Irrevocable Election Except in Annual Election Window: I understand that this election, once made, is irrevocable for all Cash Retainers payable during the 2025 calendar year and in subsequent years unless/until I submit a revocation form during an annual election period.
Material Nonpublic Information: As of the date written below, I do not possess any material non-public information regarding the Company.

By signing below, I confirm that I have read and understand the terms of this election.

Signature of Non-Employee Director	Date

Mark R. Bridwell, Corporate Secretary	Date

Gov Corp Sec\RAYBOD\Administrative\Director Deferred Fees\Deferral and Election Forms\Director Stock Election Form 2025.docx